                                  AGREEMENT OF SALE

                                         for

                                  100 COMMERCE DRIVE


                                   NEWARK, DELAWARE


                                       between

                                 BRANDYWINE REALTY TRUST

                                         and

                                GENDER ROAD JOINT VENTURE



                                       Dated: September 19, 1997

                                  AGREEMENT OF SALE

                                        INDEX

Section                                                                     Page

1.  PROPERTY BEING SOLD.......................................................1
    1.1            Real Property..............................................1
    1.2            Personal Property..........................................2
    1.3            Leases.....................................................2
    1.4            Right to Names.............................................2

2.  PURCHASE PRICE AND MANNER OF PAYMENT......................................2
    2.1            Purchase Price.............................................2
    2.2            Manner of Payment..........................................2
      2.2.1        Deposit....................................................2
      2.2.2        Additional Deposit.........................................3
      2.2.3        Cash Balance...............................................3
    2.3            Allocation.................................................3

3.  TITLE.....................................................................3

4.  COVENANTS.................................................................3
    4.1           Maintenance.................................................3
    4.2           Alterations.................................................3
    4.3           Lease.......................................................3
    4.4           Security Deposits...........................................4
    4.5           Bill Tenants................................................4
    4.6           Notice to Buyer.............................................4
    4.7           Update Rent Roll............................................4
    4.8           Comply with Leases..........................................4
    4.9           No New Agreements...........................................5
    4.10          Tax Disputes................................................5
    4.11          No Removal of Personalty....................................5

5.                REPRESENTATIONS AND WARRANTIES..............................5
    5.1           Seller's Authority For Binding Agreement....................5
    5.2           Employment on "At-Will" Basis...............................5
    5.3           Service Contracts...........................................6
    5.4           Condemnation................................................6
    5.5           No Lawsuits.................................................6
    5.6           No Tax Assessments..........................................7
    5.7           Leases......................................................7
    5.8           Compliance with Law.........................................8
    5.9           Insurance...................................................9
    5.10          Current Use Unrestricted....................................9

                                       i

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    5.11          No Brokers..................................................9
    5.12          Utilities...................................................9
    5.13          Permits, Approvals and Certificates.........................9
    5.14          Good Title to Property.....................................10
    5.15          All Taxes and Assessments Paid.............................10
    5.16          FIRPTA.....................................................10
    5.17          Operating Statement........................................10
    5.18          Mechanic's Liens...........................................10
    5.19          Inventory Schedule.........................................10
    5.20          Charges, Fees and Assessments..............................10
    5.21          Rights to Purchase.........................................10
    5.22          No Outstanding Obligations.................................11
    5.23          Access.....................................................11
    5.24          Rollback Taxes.............................................11
    5.25          Development Agreements.....................................11
    5.26          Correct Copies of Documents................................11

6.  POSSESSION...............................................................11

7.  BUYER'S REVIEW AND APPROVAL OF TITLE AND SURVEY..........................11
    7.1           Title Binder...............................................11
    7.2           Survey.....................................................12
    7.3           Physical and Financial Inspection..........................12
      7.3.1       Leases.....................................................13
      7.3.2       Contracts, Licenses, Permits...............................13
      7.3.3       Utility Costs..............................................13
      7.3.4       Inventory..................................................13
      7.3.5       Three Years' Maintenance Expenses..........................13
      7.3.6       Three Years' Tax Bills.....................................13
      7.3.7       Three Years' Operating Statements..........................13
      7.3.8       Schedule of Violations.....................................14
      7.3.9       Schedule of Notices........................................14
      7.3.10      Schedule of Replacements and Repairs.......................14
      7.3.11      Zoning, Site Plan, Subdivision Plan or Plat................14
      7.3.12      ...........................................................14
      7.3.13      Takings or Changes.........................................14
      7.3.14      Tax Assessments, Appeals and Increases.....................14
      7.3.15      Litigation.................................................14
      7.3.16      Insurance Policies.........................................14
      7.3.17      Schedule of Employees......................................15
      7.3.18      Title Information..........................................15
    7.4           Seller's Failure to Deliver................................15

8.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES...............................15

9.  FIRE OR OTHER CASUALTY...................................................15

                                      ii


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    9.1           Maintain Insurance.........................................15
    9.2           Minimal Damage.............................................15
    9.3           Substantial Damage.........................................15
    9.4           Closing After Substantial Damage...........................15
    9.5           Rent Insurance.............................................16

10. CONDEMNATION.............................................................16

11. Expense Allocations......................................................16

12. CLOSING..................................................................16
    12.1          Time and Date and Place....................................16
    12.2          Documents..................................................16
      12.2.1      Seller's Documents and Other Items.........................17
        12.2.1.1  Deed.......................................................17
        12.2.1.2  Bill of Sale...............................................17
        12.2.1.3  Original Leases............................................17
        12.2.1.4  Original Licenses, Contract Documents and Other Personal
                  Property...................................................17
        12.2.1.5  Assignment of Leases.......................................17
        12.2.1.6  Assignment of  Licenses, Contract Documents and Other
                  Personal Property..........................................17
        12.2.1.7  FIRPTA Certificates........................................17
        12.2.1.8  Tenant Letter..............................................17
        12.2.1.9  Estoppel Certificate from Municipality. ...................17
        12.2.1.10 Title Insurance Certificates...............................17
        12.2.1.11 Updated Rent Roll..........................................18
        12.2.1.12 Seller Certificate.........................................18
        12.2.1.13 Organization Certifications................................18
        12.2.1.14 Keys.......................................................18
        12.2.1.15 Tax Bills..................................................18
        12.2.1.16 Tax Reduction Rights.......................................18
        12.2.1.17 Tenant Estoppels...........................................18
        12.2.1.18 Leasing and Management Agreement...........................19
      12.2.2      Buyer's Documents..........................................19
        12.2.2.1  ...........................................................19
        12.2.2.2  ...........................................................19
        12.2.2.3  ...........................................................19
      12.2.3      Title Insurance............................................19
      12.2.4      Necessary Documents........................................19

13. DEFAULT; REMEDIES........................................................19
    13.1          ...........................................................19
    13.2          ...........................................................20
    13.3          Buyer's Out-of-Pocket Costs................................20

                                      iii

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14. CONDITIONS PRECEDENT TO CLOSING..........................................20
    14.1      Correctness of Warranties and Representations. ................21
    14.2      Compliance with Terms and Conditions...........................21
    14.3      Buyer's Satisfaction with Inspection...........................21
    14.4      Trustee Approval...............................................21

15. PRORATIONS...............................................................21
    15.1 Operating Expenses..................................................21
      15.1.1  Rents..........................................................21
      15.1.2  Taxes..........................................................21
      15.1.3  Deposits. .....................................................22
      15.1.4  Water and Sewer Charges........................................22
      15.1.5  Assigned Contracts.............................................22
      15.1.6  Electricity, gas, steam and fuel...............................22
      15.1.7  Security Deposits..............................................22
    15.2      Custom and Practice............................................22
    15.3      Future Installments of Taxes...................................22
    15.4      Application of Prorations......................................22
    15.5      Schedule of Prorations.........................................22
    15.6      Escalations....................................................22
    15.7      Readjustments..................................................23
    15.8      Indemnification for Seller's Tax Obligations...................23
    15.9      Survival.......................................................23

16. BROKERS..................................................................23

17. ESCROW AGENT.............................................................23
    17.1      Payment to Seller..............................................23
    17.2      Notice of Dispute..............................................24
    17.3      Escrow Subject to Dispute......................................24
    17.4      Escrow Agent's Rights and Liabilities..........................24

18. GENERAL PROVISIONS.......................................................24
    18.1      Notices........................................................24
    18.2      Binding Effect.................................................26
    18.3      Entire Agreement...............................................26
    18.4      Governing Law..................................................26
    18.5      No Recording...................................................26
    18.6      Tender.........................................................26
    18.7      Execution in Counterparts......................................26
    18.8      Further Instruments............................................26
    18.9      Time...........................................................26
    18.10     Designation of Nominee; Assignment of Agreement................27
    18.11     Effective Date.................................................27
    18.12     Time for Acceptance............................................27
    18.13     Confidentiality................................................27

                                      iv

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    18.14     Delivery of Documents..........................................27

19. SEC REPORTING (8-K) REQUIREMENTS.........................................27

20. INDEMNIFICATION..........................................................28

21. EXCULPATION..............................................................29

22. AS-IS....................................................................29

23. Other Transactions.......................................................30

                        Exhibits to Agreement of Sale


"A" -    Legal Description

"B" -    Schedule of Inventory

"C" -    Permitted Encumbrances

"D" -    Rent Roll

"E" -    Service Contracts

"F" -    Insurance

"G" -    Operating Statements

"H" -    Form of Tenant Estoppel Certificate

                                  AGREEMENT OF SALE

                                  100 COMMERCE DRIVE


    AGREEMENT OF SALE made this 19th day of September, 1997, between BRANDYWINE REALTY TRUST, a Maryland Real Estate Investment Trust, its permitted assignee or nominee, having its principal office at 16 Campus Boulevard, Suite 150, Newtown Square, Pennsylvania 19073 ("Buyer"), and GENDER ROAD JOINT VENTURE, a Delaware partnership, having its principal office at c/o The Commonwealth Group, 62 Read's Way, New Castle, Delaware 19720 ("Seller").

                                      BACKGROUND

    The Background of this Agreement is as follows:

    A.   Seller is the owner of a certain tract of land being comprised of
6.75 plus/minus acres, together with the building and improvements thereon, including one (1) three (3)-story office building containing approximately 64,000 net rentable square feet, and accessory off-street parking, commonly known as 100 Commerce Drive, in the City of Newark, New Castle County, Delaware.

    B. Seller desires to sell to Buyer and Buyer desires to purchase from Seller the property referred to in this Agreement, upon the terms and conditions set forth herein.

                                 TERMS AND CONDITIONS

    NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and with the preceding Background paragraphs incorporated by reference, the parties hereto, intending to he legally bound hereby, covenant and agrees as follows:

    1.   PROPERTY BEING SOLD.

         Seller shall sell, transfer and convey to Buyer on the Closing Date (as hereinafter defined),

         1.1 Real Property. Fee simple interest in the parcel of land, all as more fully described on Exhibit "A", with the building and improvements thereon, including one (1) three (3)-story office building containing approximately 64,000 net rentable square feet, and accessory off-street parking, commonly known as 100 Commerce Drive, City of Newark, New Castle County, Delaware, and all of the easements, licenses, rights of way, privileges, hereditaments, appurtenances, and rights to any land lying in the beds of any street, road or avenue, open or proposed, adjoining thereto, and inuring to the benefit of said land (hereinafter collectively referred to as the "Premises"); and

         1.2 Personal Property. All equipment, fixtures, machinery and personalty of Seller, of every description attached to or used in connection with the Premises (and not owned by tenants under leases of the Premises), including, without limitation, those listed on the Schedule of Inventory attached hereto as Exhibit "B", all artwork, renderings, flags, awnings, trade dress, and to the extent legally assignable, all intangible personal property owned by the Seller and used in connection with the ownership, operation and maintenance of the land, improvements and other property, excluding cash on hand but including, without limitation, all contract rights, guaranties and warranties of any nature, all architects', engineers', surveyors' and other real estate professionals' plans, specifications, certifications, contracts, reports, data or other technical descriptions, reports or audits (including, without limitation, all environmental, structural and mechanical inspection reports), and all marketing materials ("Contract Documents"), all governmental permits, licenses, certificates, and approvals in connection with the ownership of the Premises ("Licenses"), all security deposits, utility deposits, escrow accounts, instruments, documents of title, general intangibles, all computers, computer software programs and data and business records pertaining to the Premises, all telephone, communications and security systems and equipment, and all of Seller's rights, claims, and causes of action if any, to the extent they are assignable, under any warranties and/or guarantees of manufacturers, contractors or installers, all rights against tenants and others relating to the Premises or the operation or maintenance thereof, including to the extent applicable, any warranties from any previous owners of the Premises (hereinafter collectively referred to as "Personal Property"); and

         1.3 Leases. All leases, licenses and other occupancy agreements for any part of the Premises, and all prepaid rent and unapplied security deposits (the "Leases"); and

         1.4 Right to Names. Any and all right, title and interest of Seller in and to the name of 100 Commerce Drive, and the right to all printing styles, trademarks and logos ("Name").

              The Premises, Personal Property, Leases and Name are sometimes hereinafter referred to as "Property."

    2.   PURCHASE PRICE AND MANNER OF PAYMENT.

         2.1 Purchase Price. Buyer shall pay the total sum of Five Million Five Hundred Thousand ($5,500,000) Dollars (hereinafter referred to as the "Purchase Price") subject to adjustment.

         2.2 Manner of Payment. The Purchase Price shall be paid in the following manner:

              2.2.1 Deposit. By delivery, upon Seller's execution and delivery of this Agreement, of Buyer's good check in the amount of Eighty-Five Thousand ($85,000) Dollars to the Title Company (hereinafter referred to as "Escrow Agent" or "Escrowee"). This sum, the sum specified in
Section 2.2.2 below, and all other sums paid by Buyer to the Escrow Agent under this Agreement (hereinafter referred to as the "Deposit") shall be held by Escrow Agent in a federally-insured, segregated money market account at an institution to be designated by Buyer until termination or consummation of this Agreement. Interest on the Deposit shall be credited to Buyer at Closing, or paid to the party otherwise entitled to the Deposit in the event of the termination of this Agreement prior to Closing.

              2.2.2 Additional Deposit. By delivery, within two (2) business days next following the Inspection Period Expiration Date (as hereinafter defined), of Buyer's good check in the amount of One Hundred Seventy Thousand ($170,000) Dollars.

              2.2.3 Cash Balance. The balance by delivery to the Seller on the Closing Date, by wire transfer, the amount of Five Million Two Hundred Forty-Five Thousand ($5,245,000) Dollars, subject to adjustment as herein provided.

         2.3 Allocation. The Purchase Price shall be allocated between realty and personalty in the manner provided on Schedule 2.3 attached hereto.

    3. TITLE. On the Closing Date, Seller shall convey to Buyer good and marketable fee simple title to the Premises subject only to those rights of way, easements, covenants restrictions, and objections to title (hereinafter "Permitted Exceptions") listed on Exhibit "C" hereto, unless identified by Buyer as "Title Objections" as hereinafter provided, and subject to the rights of tenants listed on the rent roll attached hereto as Exhibit "D", which title shall be insurable at regular rates by a reputable title insurance company ("Title Company") under an ALTA 1970 Form B (Revised 10/17/70 and 3/30/84) title insurance policy ("Title Policy"), with the endorsements and affirmative insurance specified in Section 12.2.1.10 below. Seller and Buyer consent to use, at Buyer's option, Commonwealth Land Title Insurance Company, Lawyers Title Insurance Corporation or Congress Title Insurance Company as the Title Company.

    4. COVENANTS. In addition to the covenants contained in the other Sections of this Agreement, Seller covenants that it shall:

         4.1 Maintenance. At all times prior to the Closing Date, maintain the Property in good condition and repair, reasonable wear and tear and casualty alone excepted, operate the Property with first class management practices and leasing standards, and pay in the normal course of business prior to Closing, all sums due for work, materials or service furnished or otherwise incurred in the ownership and operation prior to Closing.

         4.2 Alterations. Not make or permit to be made any alterations, improvements or additions to the Property without the prior written consent of Buyer, not to be unreasonably withheld or delayed , except those made by tenants pursuant to the right to do so under their Leases, or by Seller if required by applicable law or ordinance, or as required under any Lease.

         4.3 Lease. Not enter into any new Lease, nor amend, modify or terminate any existing Lease without Buyer's consent, not to be unreasonably withheld or delayed.

         4.4 Security Deposits. Not apply any Tenant's security deposit to the discharge of such Tenant's obligations without Buyer's consent, not to be unreasonably withheld or delayed.

         4.5 Bill Tenants. Timely bill all Tenants for all rent billable under Leases, and use its best efforts to collect any rent in arrears.

         4.6 Notice to Buyer. Notify Buyer promptly of the occurrence of any of the following:

              (i) a fire or other casualty causing damage to the Property, or any portion thereof;

              (ii) receipt of notice of eminent domain proceedings or condemnation of or affecting the Property, or any portion thereof;

              (iii) receipt of notice from any governmental authority or insurance underwriter relating to the condition, use or occupancy of the Property, or any portion thereof, or any real property adjacent to any of the Property, or setting forth any requirements with respect thereto;

              (iv) receipt or delivery of any default or termination notice or claim of offset or defense to the payment of rent from any tenant;

              (v) receipt of any notice of default from the holder of any lien or security interest in or encumbering the Property, or any portion thereof;

              (vi) a change in the occupancy of the leased portions of the Property;

              (vii) notice of any actual or threatened litigation against Seller or affecting or relating to the Property, or any portion thereof; or

              (ix) the commencement of any strike, lock-out, boycott or other labor trouble affecting the Property, or any portion thereof.

         4.7 Update Rent Roll. Provide Buyer with monthly updates of the rent roll attached as Exhibit "D", each warranted by Seller to be true, correct and complete, with a final update as of one day prior to the Closing Date, also warranted by Seller to be true, correct and complete.

         4.8 Comply with Leases. Perform all obligations of the landlord as required by the Leases or by any order or direction of any governmental authority having jurisdiction thereof, and to the extent required by law or by any of the Leases, maintain all security deposits held under all Leases in a segregated account, with interest thereon as required.

         4.9 No New Agreements. Except for agreements which can be terminated on not more than thirty (30) days' notice, not enter into any other agreements which affect the Property or the transactions contemplated by this Agreement, without the prior written consent of Buyer, not to be unreasonably withheld or delayed; and not permit the creation of any liability which shall bind Buyer or the Premises after Closing.

         4.10 Tax Disputes. Notify Buyer of any tax assessment disputes (pending or threatened) prior to Closing, and not agree to any changes in the real estate tax assessment, nor settle, withdraw or otherwise compromise any pending claims with respect to prior tax assessments, without Buyer's prior written consent. If any proceedings shall result in any reduction of assessment and/or tax for the tax year in which the Closing occurs, it is agreed that the amount of tax savings or refund for such tax year, less the reasonable fees and disbursements in connection with such proceedings, shall be apportioned between the parties as of the date real estate taxes are apportioned under this Agreement.

         The parties agree that from and after the execution and delivery of this Agreement, Buyer, at its sole cost, shall have the right to appeal the current tax assessment of each tax parcel comprising the Premises. Buyer shall consult with Seller prior to filing tax appeal documents, and shall afford Seller reasonable advance notice prior to any public hearings or proceedings at which said appeal will be considered. Seller agrees that Buyer may file such appeals in its name or in Seller's name, as may be required, and Seller shall cooperate with Buyer in the prosecution of such appeal; provided, however, that Buyer agrees to pay the reasonable legal fees incurred by Seller, if any, in connection with furnishing such cooperation.

         4.11 No Removal of Personalty. Not remove any non-consumable Personal Property from the Premises without replacing it with similar personal property, new and of equal or better quality.

    5. REPRESENTATIONS AND WARRANTIES. In order to induce Buyer to enter into this Agreement, Seller hereby represents and warrants to Buyer that the following representations and warranties are true now and will be true at
Closing:

         5.1 Seller's Authority For Binding Agreement. Seller is a duly authorized and validly existing partnership formed under the laws of the State of Delaware. Seller has full power, right and authority to own its properties, to carry on its business as now conducted, and to enter into and fulfill its obligations under this Agreement. Each of the persons executing this Agreement on behalf of Seller is authorized to do so. This Agreement is the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms. The execution and delivery of this Agreement and compliance with its terms will not conflict with or result in the breach of any law, judgement, order, writ, injunction, decree, rule or regulation, or conflict with or result in the breach of any other agreement, document or instrument to which Seller is a party or by which it or the Property is bound or affected.

         5.2 Employment on "At-Will" Basis. All persons and entities presently employed by Seller in connection with the operation and maintenance of the Premises are employed on an "at will" basis; are dischargeable upon thirty (30) days notice, and, unless otherwise directed by Buyer, shall be terminated by Seller as of Closing. There are no labor disputes pending, nor to the best of Seller's knowledge, contemplated pertaining to the operation or maintenance of the Premises, or any part thereof. Seller is not party to any collective bargaining agreement or labor contract; nor has Seller agreed to recognize any union or collective bargaining unit. Seller has not received any requests from any party for recognition as a representative of employees for collective bargaining purposes; nor has any union or other collective bargaining unit been certified as representing any of Seller's employees. Seller has complied in all respects with all applicable laws relating to the employment of labor, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), coverage requirements of group health plans, and those relating to wages, hours, collective bargaining, unemployment insurance, workers compensation, equal employment opportunity, age and handicapped discrimination, immigration control and the payment and withholding of taxes. Seller does not have any defined benefit, defined contribution, deferred compensation, profit sharing or retirement or severance arrangements, whether legally binding or not, in which its personnel are eligible to participate; nor is Seller presently paying any pension, deferred compensation or retirement allowance to any person, and Seller has no obligations to continue or to fund such compensation or other arrangements. Seller has no employment agreements, either written or oral, with any person which would require Buyer to employ any such person after the date hereof. Seller acknowledges that it is aware that Buyer may, but shall have no obligation to, offer employment to any of the current employees of Seller. Prior to Closing, Seller shall have paid all of its employees all accrued compensation, including, without limitation, vacation, sick pay or other similar benefits accrued through the date of Closing.

         5.3 Service Contracts. Exhibit "E" attached hereto is a complete list of all existing service, equipment, supply and maintenance contracts with respect to or affecting the Property (the "Service Contracts"), and each of such Service Contracts is terminable at will without penalty or cancellation fee upon no more than thirty (30) days notice but, unless otherwise directed by Buyer, shall not be terminated by Seller as of Closing.
 No written notice of default or breach by Seller in the terms of any of such Service Contracts have been received by Seller. Seller has performed, and at Closing shall have performed, all obligations which it has under said Service Contracts.

Anything in this Section 5.3 to the contrary notwithstanding, Seller represents and warrants that any and all existing management agreements and exclusive brokerage or leasing agreements shall, unless otherwise directed by Buyer in writing, or unless otherwise agreed by the parties in writing, be terminated as of Closing, Seller having fully paid and discharged any and all obligations accruing thereunder, and Buyer shall assume no liability under or in respect of any such agreements.

         5.4 Condemnation. There is no condemnation or eminent domain proceeding pending with regard to any part of the Property, and to the best of Seller's knowledge, no such proceedings are proposed.

         5.5 No Lawsuits. There are no claims, lawsuits or proceedings pending, or to the best of the Seller's knowledge, threatened against or relating to Seller or the Property, or which could affect them, or either of them, in any court or before any governmental agency, except for actions for possession, damages and or rent, if any, against defaulted tenants as disclosed in Exhibit "D".

         5.6  No Tax Assessments.   There are no public improvements in the
nature of off-site improvements, or otherwise, which have been ordered to be made and/or which have not heretofore been assessed, and, to Seller's knowledge, there are no special or general assessments currently affecting or pending against the Property, except as set forth in the Title Binder.

         5.7 Leases. There are no oral or written leases or rights of occupancy or grants or claims of right, title or interest in any portion of the Premises other than the leases (the "Leases") listed on the rent roll
attached hereto as Exhibit "D".   Exhibit "D" identifies (i) each tenant of
the Premises, (ii) the date of that tenant's lease, (iii) the expiration date of that tenant's lease, (iv) the annual and monthly minimum rental charge, the tenant's share of building operating costs (including, without limitation, taxes) and any and all costs, expenses and other charges payable by the tenant under the Lease, (v) arrearages, if any, and whether the latest rent due has been paid, (vi) the amount of prepaid rent, if any, (vii) a description of the documents constituting said tenant's Lease, including all amendments, modifications, and letter agreements; (viii) the amount or description of any concessions, allowances, rebates, refunds, escrow or security deposits made by the tenant under said tenant's Lease; (ix) any options to renew, extend, purchase, cancel or terminate; (x) any defaults, outstanding notices of defaults of any kind or nature whatsoever, claims of defaults or similar claim under Leases, and (xi) such other information as Buyer or Buyer's investors or lenders may reasonably request. No tenant has advised Seller that Seller is in default under any of the Leases, or asserted any claim or basis for any claim for free or reduced rent or right of setoff against the landlord or the rent under the Leases, and Seller and its agent have no actual knowledge of any default or any event which has taken place which, with the passage of time, or the delivery of notice, or both, could become an event of default. Seller has the sole right to collect rents under the Leases, and neither such right nor any of the Leases has been assigned, pledged, hypothecated or otherwise encumbered by Seller except as additional collateral for the existing mortgage upon the Premises which shall be satisfied at or before Closing. No holder of any such collateral assignment has asserted or exercised any of its right to collect such rents. Each of the Leases is in the standard form of lease previously delivered to Buyer, is valid and subsisting and in full force and effect, the tenant is in actual possession in the normal course, and the rents set forth in Exhibit "D" are the actual rents, income and charges being collected by Seller under the Leases. Any tenant improvements which Seller is obligated to complete pursuant to any Lease (or any unsigned lease proposal or lease amendment) has been completed as of this date or shall be completed as of Closing, and all costs therefore have been or shall be paid by Seller, and all of Seller's work has or shall have been accepted by the Tenant without exception on or before Closing, other than routine punchlist items, which items shall remain the responsibility of Seller following Closing, and which obligation shall expressly survive Closing. The amount of each security deposit contains, where required by law or otherwise applicable, interest which has accrued in accordance with law. No tenant or other person has any right or option to acquire the Premises, or any part thereof, or to terminate any of the rights currently appurtenant to the Premises, and there are no restrictive covenants in any Leases. No tenant of the Premises under any of the Leases has, and shall not at Closing have, prepaid any rent under any of the Leases for more than one (1) month. Except as otherwise set forth on Exhibit "D", no security deposits by tenants have heretofore been returned or applied to charges against the tenants.

         5.8  Compliance with Law.

              (i) The Property and the continued operation and use thereof comply with all applicable requirements of federal, state and local law, and all applicable requirements of governmental bodies or agencies having jurisdiction thereof, and to the best of Seller's knowledge, no portion of the Property lies within a flood hazard area, flood plain or wetland except as may be disclosed on the survey, if any, supplied by Seller or obtained by Buyer, or on the Record Plans for the Property; and there are no outstanding notices of any violations issued by governmental authority having jurisdiction over the Property. The zoning classification of the Property is O-2. Not more than ten (10) days prior to Closing, Seller shall provide Buyer with a certificate from the zoning code enforcement (or other appropriate) officer of the City of New Castle County, dated no earlier than thirty (30) days prior to Closing, confirming that no portion of the Property is in violation of any applicable codes (provided that such confirmation shall be within the province of such officer), and that the Property is in compliance with applicable zoning restrictions.

              (ii) To the best of Seller's knowledge, (1) no Hazardous Substances (defined below) and no Hazardous Wastes (defined below) are present on the Property including, without limitation, asbestos, flammable substances, explosives, radioactive materials, hazardous wastes, toxic substances, pollutants, pollution, contaminant, polychlorinated byphenyls ("PCBs"), urea formaldehyde foam insulation, radon, corrosive, irritant, biologically infectious materials, petroleum product, garbage, refuse, sludge, hazardous or waste materials, and (2) there has been no use of the Property that may, under any federal, state or local environmental statute, ordinance or regulation, require, at any time, any closure or cessation of the use or occupancy of the Property and/or impose, at any time, upon the owner of the Premises any clean-up or other monetary obligation. Seller has not been identified in any litigation, administrative proceeding or investigation as a responsible party or potentially responsible party for any liability for clean-up costs, natural resource damages or other damages or liability for prior disposal or release of Hazardous Substances, Hazardous Wastes or other environmental pollutants or contaminants, and no lien or superlien has been recorded, filed or otherwise asserted against any real or personal property of Seller for any clean-up costs or other responses costs incurred in connection with any environmental contamination that is attributable, in whole or in part, to Seller. Seller hereby indemnifies and holds Buyer harmless of, from and against any and all liability, loss or damage suffered or incurred as a result of a claim, demand, cost or judgment in favor of a third party, including, without limitation, any governmental authority, arising from the deposit, storage, disposal, burial, dumping, injecting, spilling, leaking, or other placement or release in or on the Premises of Hazardous Substances or Wastes first occurring during Seller's period of ownership. For purposes of this Agreement, "Hazardous Substances" means those elements and compounds which are designated as such in Section 101(14) of the Comprehensive Response, Compensation and Liability Act (CERCLA), 42 U.S.C. Section 9601 (14), as amended, all petroleum products and by-products, and any other hazardous substances as that term may be further defined in any and all applicable federal, state and local laws; and "Hazardous Wastes" means any hazardous waste, residential or household waste, solid waste, or other waste as defined in applicable federal, state and local laws. Seller has not received any summons, citation, directive, letter or other communication, written or oral, from any governmental or quasi-governmental authority concerning any intentional or unintentional action or omission on Seller's part which (a) resulted in the releasing, spilling, leaking, pumping, pouring, emitting, emptying or dumping of Hazardous Substances or Hazardous Wastes, or (b) related in any way to the generation, storage, transport, treatment or disposal of Hazardous Substances or Hazardous Wastes. To the best of Seller's knowledge, neither the Premises nor any portion thereof, have been identified on the federal CERLIS, the National Priorities List (40 C.F.R. Part 300, App. B) or any state or local list of potential hazardous waste disposal sites or as an industrial establishment. Seller has conducted a complete and thorough inspection and test of the underground storage tanks located on the Premises, if any, and Seller has confirmed that the results thereof show compliance with all requirements of the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Sections 6901 et seq. and all other applicable federal, state and local laws, and Seller has taken all other necessary and appropriate action to comply fully therewith.

         5.9 Insurance. Exhibit "F" attached hereto contains a true and correct description of all insurance policies affecting the Property and the operation thereof. All of said insurance policies shall remain in full force and effect until the completion of Closing hereunder. Seller has not received any written notice from any insurance company board of fire underwriters or rating organization (or other body exercising similar functions) (i) claiming any defects or deficiencies which have not been addressed and fully cured or corrected, or (ii) requesting the performance of any repairs, alterations or other work which have not been performed, or
(iii) claiming any default which, if not corrected, would result in a cancellation of insurance coverage.

         5.10 Current Use Unrestricted. The current use of the Premises as an office building with accessory off-street parking is free from any restrictions which restrict or prevent the continued use of the Premises as such.

         5.11 No Brokers. No brokerage or leasing commission or other compensation is now, or will at Closing be, due or payable to any person, firm, corporation, or other entity with respect to or on account of any of the Leases, or any extensions or renewals thereof.

         5.12 Utilities. All adequate utilities, useable public sanitary and storm sewers, public water facilities, electric facilities and, if any, gas facilities (collectively, the "Utilities"), are installed in, and are duly connected to, the Premises, and can be used without charge except the normal and usual metered utility charges and water and sewer charges. All Utilities required for the operation of the Property either enter the Property through adjoining public streets or, if they pass through adjoining public land, do so in accordance with valid public easements or private easements which will inure to the benefit of Buyer at no cost to the owner of the Property. All of said Utilities are installed and operating and all installation, connection and "tap-in" charges have been paid for in full.

         5.13 Permits, Approvals and Certificates. All required certificates of occupancy for the Property and for separately demised spaces at the Property, and all other licenses, permits, authorizations and approvals necessary for the operation of the Property, have been validly issued and are in good standing and shall remain so upon consummation of Closing. All charges and fees for such have been paid in full.

         5.14 Good Title to Property. Seller holds good and marketable, indefeasible fee simple title to the Property, free and clear of liens and encumbrances, other than the lien of security interests securing any existing mortgage loans which shall be paid and discharged at or before Closing, and the Permitted Encumbrances.

         5.15 All Taxes and Assessments Paid. Seller will have paid prior to Closing, all taxes and assessments, including assessments payable in installments, which are to become due and payable and/or a lien on the Property, except for taxes for the current year which shall be prorated at Closing.

         5.16 FIRPTA. Seller is not a "foreign person" as such term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1954, as amended (the "Code").

         5.17 Operating Statement. Exhibit "G" is a correct and complete list of all (a) actual expenses of the Property, including real estate taxes, heat, electric, insurance, water, sewer, gas, fuel oil, trash removal, maintenance and repairs for the three years immediately preceding the date of this Agreement; and (b) actual income collected from rents and other charges paid by tenants (but specifically excluding interest in reserves, tenant security deposits held as such, and interest thereon) for the three (3) years immediately preceding this Agreement.

         5.18 Mechanic's Liens. No work has been performed or is in progress at, and no materials have been furnished to the Property which, though not presently the subject of, might give rise to construction, mechanic's, materialmen's, or other liens against the Property or any portion thereof, except that for which full and complete releases have been obtained. If any lien for any such work is filed before or after Closing, Seller shall promptly discharge the same.

         5.19 Inventory Schedule. The Schedule of Inventory contains a correct and complete list of personal property owned by Seller and located at or used in connection with the operation of the Property.

         5.20 Charges, Fees and Assessments. Any and all applicable charges, fees and assessments (including condominium fees, office building association fees, and the like, to the extent applicable) and any and all other fees, assessments, charges and other sums due under declarations, cross-easements and like agreements to which the Property or any portion thereof may be subject, have been paid, and no special assessments thereunder are pending, and all consents and approvals required to be obtained under any such declarations, cross-easements and like agreements have been obtained pursuant to the requirements of such documentation.

         5.21 Rights to Purchase. There are no outstanding agreements, options, rights of first refusal, conditional sales agreements or other agreements or arrangements, whether oral or written, regarding the purchase and sale of the Property, or which otherwise affect any portion of or all the Property.

         5.22 No Outstanding Obligations. All debts, liabilities, and obligations of Seller arising out of the construction, ownership, and operation of the Property including, but not limited to, construction costs, salaries, taxes, accounts payable and the like, have been paid as they became due and payable and shall continue to be so paid from the date hereof until the Closing Date. No debts, liabilities, claims, or obligations (whether known or unknown, accrued, absolute, contingent, or otherwise) shall be outstanding as of the Closing Date.

         5.23 Access. All curb cut and street opening permits or licenses required for vehicular access to and from the Property to any adjoining public street have been obtained and paid for by Seller and shall be in full force and effect at the Closing.

         5.24 Rollback Taxes. The Property is not, and to Seller's knowledge has not been, subject to any roll-back or agricultural taxation or other tax abatement program.

         5.25   Development Agreements.     Seller is in compliance with and
has fully paid and discharged all obligations arising under any and all development, tri-party and like agreements, and any and all other agreements with county, municipal and other governmental and quasi-governmental agencies and authorities respecting the ownership, development and operation of the Property and all portions thereof.

         5.26 Correct Copies of Documents. Where copies of any documents have been delivered by Seller to Buyer, whether prior to or pursuant to this Agreement, such copies: (i) are exact copies of the originals of said documents, as executed and delivered by all of the parties thereto; (ii) to the best of Seller's knowledge, constitute, in each case, the entire agreement between the parties thereto with respect to the subject matter thereof, and the original instruments in the form delivered to Buyer, are now in full force and effect, and valid and enforceable in accordance with their respective terms, and no party thereto is in default, and no claim of default by any party has been made or is now pending and there does not now exist any default which, after either the giving of notice or the passing of time, or both, will or may constitute a default, or would excuse performance by any party thereto; and (iii) have not been changed or amended except for amendments, if any, specifically referred to therein.

    6. POSSESSION. Possession of the Premises is to be given to Buyer, subject to the right of tenants under the Leases on the Closing Date, by delivery of the Deed, and all keys, combinations and security codes at Closing.

    7.   BUYER'S REVIEW AND APPROVAL OF TITLE AND SURVEY.

         7.1 Title Binder. On or before five (5) business days from the execution of this Agreement, Seller shall have delivered to Buyer a copy of its title commitment or policy for the Property (complete with copies of all exceptions to title), and within ten (10) business days after the receipt of same, Buyer shall secure a current title commitment (the "Title Binder") from the Title Company, and shall have until the Inspection Period Expiration Date (as hereinafter defined) to examine the condition of title, including the terms and provisions of all items and documents referred to in the Title Binder, and all information regarding title as disclosed on the Survey (hereinafter defined), and to approve or disapprove the same. If Buyer shall disapprove the condition of title, such disapproval shall be set forth in a notice given to Seller (the "Disapproval Notice") identifying the condition of title to the Property or any of the terms, provisions or contents of said items, documents or Survey which are disapproved by Buyer (the "Title

Objections").  Subject to the provisions of the succeeding portion of this
Section 7.1, Seller shall have until the date which is ten (10) days after the date of the Disapproval Notice (the "Title Cure Expiration Date") in which to cure or eliminate all items which Buyer disapproves in the Disapproval Notice, and to furnish evidence satisfactory to Buyer and the Title Company that all such items have been cured or eliminated or that arrangements have been made with the Title Company and any parties in interest to cure or eliminate the same at or prior to the Closing. If Seller fails to remove any Title Objection in accordance with the provisions of the immediately preceding sentence, Buyer, nevertheless, may elect (at or prior to the Closing) to consummate the transaction provided for in this Agreement subject to any such Title Objection(s) as may exist as of the Closing with a credit against the Purchase Price equal to the sum necessary to remove any lien of a fixed or ascertainable amount . If Buyer shall not so elect, Buyer may terminate this Agreement by notice in writing to Seller, whereupon the Deposit shall be immediately refunded to Buyer, and this Agreement shall be null and void, and the parties hereto shall be relieved of all further obligations and liability under this Agreement.

         7.2 Survey. Within ten (10) days after the date of this Agreement, at Buyer's cost, Seller shall deliver to Buyer a current survey of Property (the "Survey"), prepared by a duly licensed land surveyor acceptable to Buyer. The Survey shall be currently dated, shall show the location on the Property of all buildings and improvements, building and set-back lines, easements, rights-of-way, encroachments, elevations between public roads providing access to the Property, and the boundary of the Property, and other such matters affecting the Property whether physically apparent from the ground, of record in public offices, or otherwise, and shall contain a legal description of the boundaries of the Premises by metes and bounds which shall include a reference to the recorded plat, if any. The surveyor shall certify to Buyer and to the Title Company and to any lender making a loan to Buyer secured by the Property that the Survey is correct and was made on the ground; and that there are no visible discrepancies, conflicts, encroachments, overlapping of improvements, violations of set-back lines, easements, rights-of-way or other such matters affecting the Property except as are shown on the Survey, and that the Survey conforms to all ACTA/ACSM and Pennsylvania Land Title Association standards and requirements for a Class A Survey. Any and all recorded matters shown on said Survey shall be legibly identified by appropriate volume and page recording references with dates of recording noted. Buyer shall have until the Inspection Period Expiration Date to approve or disapprove the material contained thereon. If Buyer shall disapprove such Survey, such disapproval shall be set forth in a Disapproval Notice as hereinabove provided in Section 7.1, and the provisions of Section
7.1 with respect to Disapproval Notices shall apply.

         7.3 Physical and Financial Inspection. For a period (the "Inspection Period") commencing on the second (2nd) business day next following the date upon which Buyer shall receive from Seller a fully-executed counterpart of this Agreement, and expiring twenty (20) days thereafter (such date is herein referred to as the "Inspection Period Expiration Date"), Buyer shall have the right to have performed a physical and mechanical inspection, measurement and audit of the Property and an inspection of all books and records and financial information pertaining thereto, and Seller shall cooperate with Buyer and shall furnish to Buyer such information, materials and documents as Buyer may reasonably request and shall have its accountant or internal controller available throughout such period to assist in Buyer's inspection and review. The inspection, audit and measurement of the Property's operation, condition and maintenance shall include, without limitation, such environmental and engineering inspections, reviews and assessments that Buyer deems appropriate. If Buyer fails to close hereunder for any reason other than Seller's breach or default, Buyer shall, to the maximum extent practicable, restore the Property to the condition existing immediately before such tests and assessments. In the event Seller shall fail to deliver or make available any item or information material to Buyer's review of the Property and required to be delivered or made available pursuant to the terms of this Section within five
(5) business days next following the date upon which Buyer shall receive from Seller a fully-executed counterpart of this Agreement, then at Buyer's written election, the Inspection Period Expiration Date (and the Closing
Date) shall be extended by one day for each day that the delivery or availability of such item is delayed. If Buyer, at Buyer's sole and absolute discretion, shall find such inspection(s) to be unsatisfactory for any reason whatsoever, Buyer shall have the right, at its option, to terminate this Agreement on or before the Inspection Period Expiration Date, and upon such termination, the Deposit shall be immediately refunded to the Buyer, and thereupon the parties hereto shall have no further liabilities one to the other with respect to the subject matter of this Agreement. Buyer agrees that it shall not unreasonably interfere with tenants in performing its inspection. In connection with such inspection, and without limiting the generality of Seller's obligations hereunder, Seller agrees to deliver to Buyer, within five (5) days:

              7.3.1 Leases. Copies of all Leases for the Property as of the date hereof, certified by Seller to be true, complete and correct, and lease abstracts respecting each Lease;

              7.3.2 Contracts, Licenses, Permits. Copies of the Contract Documents, the Licenses, all building permits, certificates of occupancy, insurance policies applicable to the Property and any other documents evidencing rights described in Section 1.2 hereof;

              7.3.3 Utility Costs. A break-down of utility costs for the period the Property has been owned by Seller;

              7.3.4 Inventory. Invoices, bills of sale, and other evidence supporting the Schedule of Inventory;

              7.3.5 Three Years' Maintenance Expenses. Information concerning maintenance costs of the Property for the past three years, or lesser period, if owned less than three years by the Seller;

              7.3.6 Three Years' Tax Bills. A copy of tax bills (i) for the current year, and (ii) if available, for the preceding two years;

              7.3.7 Three Years' Operating Statements. Statements of operation of the Property for the past three years, or lesser period, if owned less than three years by Seller, and like statements for the balance of such three year period during which operations were by a prior owner, if available, and if not available, any statements as were received from such prior owner, and such other and further information as Buyer shall reasonably require in order to obtain a certified audit of the operation of the Property prepared in accordance with generally accepted accounting principles consistently applied, by an independent certified public accounting firm selected and paid for by Buyer;

              7.3.8 Schedule of Violations. A schedule setting forth all violations of any law, ordinance, regulation, rule or requirement of any governmental body having jurisdiction, whether existing or prospective, of which Seller has received written notice, issued or noted by any governmental body during the past three years, and copies of any notices, terminations or correspondence relating thereto;

              7.3.9 Schedule of Notices. A schedule of any written demands, requests, requirements or recommendations regarding the operation, maintenance, repair or replacement of the Property or any portion thereof, of which Seller has received notice during the past three years, from the holder of any mortgage or deed of trust or any insurance company or any board of fire underwriters or real estate associations or like body, and copies of all correspondence relating thereto;

              7.3.10 Schedule of Replacements and Repairs. All documentation in Seller's possession regarding replacements and repairs to the Property;

              7.3.11 Zoning, Site Plan, Subdivision Plan or Plat. All conditional and permanent zoning, site plan, subdivision, building, housing, safety, fire and health approvals, including, without limitation, the local governmental applications, resolutions and approvals supporting the same;

              7.3.12 Intentionally Omitted.

              7.3.13 Takings or Changes. Copies of all written notices to Seller of proposed or threatened takings or changes with respect to the Property or major access roads within a reasonable radius which would affect the access to the Property, or any portion thereof, by prospective occupants;

              7.3.14 Tax Assessments, Appeals and Increases. Copies of all written notices to Seller of all filed, proposed or threatened tax assessment appeals or tax assessment increases related to the Premises;

              7.3.15 Litigation. Copies of all pending and written notices to Seller of threatened litigation, including litigation involving tenants, affecting the Property or this transaction;

              7.3.16 Insurance Policies. Copies of all insurance policies of Seller related to the Property;

              7.3.17 Schedule of Employees. A schedule of all current employees of the Property, setting forth the name, residence, salary, hourly wages, benefit package, bonuses, vacation and sick pay and other prerequisites of their employment; and

              7.3.18 Title Information. Seller's most recently dated title report or title commitment respecting the Premises.

         7.4 Seller's Failure to Deliver. If Seller shall have failed to deliver to Buyer all material documents required to be delivered under
Section 7.3 hereof, Buyer may, at its option, at any time on or after such date, but prior to the curing of such failure by Seller, give Seller a five
(5) day written notice specifying such default, and if Seller fails to cure such default within such five (5) day period, Buyer may terminate this Agreement, receive the return of the Deposit and pursue any other remedy available to it pursuant to the provisions hereof.

    8. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer and Seller set forth herein shall survive Closing and delivery of the deed for the applicable period of the statute of limitations pertaining thereto.

    9.   FIRE OR OTHER CASUALTY.

         9.1 Maintain Insurance. Seller shall maintain in effect until the Closing Date the insurance policies (or like policies) now in effect with respect to the Premises and Personal Property as set forth in Exhibit "F".

         9.2 Minimal Damage. If prior to the Closing Date any portion of the Property is damaged or destroyed by fire or other casualty, and the cost of repair or restoration thereof shall be $50,000 or less (as established by good faith estimates obtained by Buyer), this Agreement shall remain in force.

         9.3 Substantial Damage. If prior to the Closing Date any portion of the Property is damaged or destroyed by fire or other casualty, and the cost of repair or restoration thereof shall be more than $50,000 (as established by good faith estimates obtained by Buyer), Buyer may within ten
(10) days after receipt of notice ("Damage Notice") of said damage or destruction, terminate this Agreement by giving written notice thereof to Seller ("Buyer's Notice of Election"), and if this Agreement is so terminated, then the Deposit shall be immediately refunded to Buyer, and thereafter neither party shall have any further liability hereunder thereafter. If Buyer does not so terminate this Agreement, it shall remain in full force and effect, and the provisions of Section 9.4 below shall apply.

         9.4 Closing After Substantial Damage. So long as this Agreement shall remain in force under Section 9.2 or 9.3, then either (a) (i) all proceeds of insurance collected prior to Closing, plus the amount of deductible under Seller's insurance policy, shall be adjusted subject to Buyer's approval and participation in any adjustment, and shall be credited to Buyer against the Purchase Price payable by Buyer at Closing, and (ii) all unpaid claims and rights in connection with losses shall be assigned to Buyer at Closing, or, (b) at Buyer's option, Seller shall (i) restore the Property as soon as reasonably practicable to its condition immediately preceding the casualty, (ii) include Buyer, and obtain Buyer's approval to, any adjustments made by Seller.

         9.5 Rent Insurance. All rental loss insurance and the proceeds thereof allocable to any period subsequent to Closing shall be paid or assigned to Buyer at Closing.

    10. CONDEMNATION. If, prior to the Closing Date, all or any portion of the Premises is taken by eminent domain or a notice of any eminent domain proceedings with respect to the Premises or any part thereof is received by the Seller, then Seller shall within five (5) days thereafter give notice thereof to Buyer and Buyer shall have the option to (a) complete the purchase hereunder or (b) if such taking, in Buyer's sole and absolute discretion, materially affects the Premises or its current economic viability, terminate this Agreement, in which event the Deposit shall be immediately refunded to Buyer, and this Agreement shall be null and void. Buyer shall deliver written notice of its election to the Seller within ten (10) days after the date upon which the Buyer receives written notice of such eminent domain proceedings. If notice of condemnation is received by Buyer and it fails to deliver said written notice of its election within said time period, such failure shall constitute a waiver by Buyer of its right to terminate this Agreement. If this Agreement is not so terminated, Buyer shall be entitled to all awards or damages by reason of any exercise of the power of eminent domain or condemnation with respect to or for the taking of the Premises or any portion thereof, and until such time as closing has occurred, or this Agreement terminates. Any negotiation for, or agreement to, and all contests of any offers and awards relating to eminent domain proceedings shall be conducted with the joint approval and consent of the Seller and the Buyer.

    11.  Expense Allocations.

         11.1 Seller shall pay for one-half of all applicable realty transfer taxes related to the execution, delivery and recording of the Deed, Bill of Sale, and other Closing Documents, and all related recording charges.

         11.2 Buyer shall pay for one-half of all applicable realty transfer taxes, for Buyer's title examination, the survey and for Buyer's title examination and premiums.

         11.3 Buyer and Seller shall be responsible for paying their own attorney's fees in connection with this transaction.

    12.  CLOSING.

         12.1 Time and Date and Place. The closing ("Closing") on the sale of the Property (herein referred to as the "Closing Date") shall take place at a time specified by Buyer in writing to Seller at least five (5) days prior to the specified Closing Date, but in any event no later than September 19, 1997, at the offices of Pepper, Hamilton & Scheetz, 3000 Two Logan Square, Eighteenth & Arch Streets, Philadelphia, PA, commencing at 10:00 a.m.

         12.2 Documents. At Closing, the parties indicated shall simultaneously execute and deliver the following:

              12.2.1 Seller's Documents and Other Items. Seller shall execute and deliver or cause to be executed and delivered to Buyer in proper form for recording:

                   12.2.1.1 Deed. A special warranty deed prepared by Buyer's counsel in form acceptable to Seller (the "Deed"), conveying the Premises to Buyer, duly executed by Seller for recording. The Deed description shall be based upon the metes and bounds description attached as Exhibit "A", unless Buyer requests that Seller convey the Premises by the metes and bounds description shown on the new ALTA/ACSM survey, if any, obtained by Buyer, in which event the Premises shall be so conveyed.

                   12.2.1.2 Bill of Sale. A warranty bill of sale prepared by Buyer's counsel in form acceptable to Seller, assigning, conveying and transferring to Buyer, all of the Personal Property.

                   12.2.1.3 Original Leases. All original Leases, tenant files, tenant correspondence and repair records, certified by Seller as being true, correct and complete.

                   12.2.1.4 Original Licenses, Contract Documents and Other Personal Property. All original Licenses, Contract Documents, and other Personal Property described in Section 1.2 of this Agreement, certified by Seller as being true, correct and complete.

                   12.2.1.5 Assignment of Leases. An assignment and assumption agreement with reciprocal indemnities, prepared by Buyer's counsel in form acceptable to Seller (the "Assignment"), duly executed by Seller and Buyer, assigning, conveying and transferring to Buyer the Leases.

                   12.2.1.6 Assignment of Licenses, Contract Documents and Other Personal Property. An assignment agreement prepared by Buyer's counsel, in form acceptable to Seller, assigning, conveying and transferring to Buyer the Licenses, Contracts Documents and Other Personal Property, including, specifically, the Names.

                   12.2.1.7 FIRPTA Certificates. All certificate(s) required under Section 1445 of the Code.

                   12.2.1.8 Tenant Letter. Letters to each tenant advising of the change in ownership and directing the payment of rent to such party as the Buyer shall designate, said letter to be in form acceptable to Buyer.

                   12.2.1.9 Estoppel Certificate from Municipality. All certificate(s) required by Section 5.8 hereof, and any other certificates required by New Castle County, or the State of Delaware as a condition of the conveyance of the Premises or the recording of the Deed.

                   12.2.1.10 Title Insurance Certificates. Such affidavits of title or other certifications as shall be required by the Title Company to insure Buyer's title to the Premises as set forth in Section 3, and to provide affirmative endorsements (a) against mechanic's liens, (b) insuring against any violation of existing covenants, conditions or restrictions, and insuring that future violation will not result in forfeiture of title, (c) insuring that all foundations in place as of the date of such policy are within the lot lines and applicable set back lines, (d) insuring that the buildings and structures on the Premises do not encroach onto adjoining land, or onto any easements, (e) insuring that confirming that there are no encroachments of improvements from adjoining land onto the Premises (f) removing any exceptions for matters which an accurate survey would disclose, and (g) providing affirmative insurance with respect to such other matters as Buyer shall reasonably specify.

                   12.2.1.11 Updated Rent Roll. An updated schedule of Tenant Leases, containing all information required to be set forth in Exhibit "D", which schedule is correct and complete as of the date of closing.

                   12.2.1.12 Seller Certificate. A written certification confirming that as of Closing no representation or warranty of Seller contained in this Agreement, nor any document or certificate delivered to Buyer pursuant to this Agreement or in connection with the transaction contemplated hereby, contains any untrue statement of a material fact or knowingly omits to state a material fact necessary to make any representation or warranty contained herein misleading.

                   12.2.1.13 Organization Certifications. Confirmation of the good standing and existence of Seller and the due authority of those executing for them, including, without limitation, the following documents issued no earlier than 30 days prior to Closing: (a) good standing certificate in state of organization and in the State in which the Premises are located, (b) articles of incorporation, partnership agreement or other formation instrument certified by the secretary of state of the state of incorporation, (c) a certificate from the secretary of the corporation or managing general partner of the partnership confirming the incumbency of the signatories and the current force and effect of the resolution authorizing their execution of the documents required under this Agreement.

                   12.2.1.14 Keys. All keys, combinations and security codes for all locks and security devices on the Property;

                   12.2.1.15 Tax Bills. Current tax bills and, if available, tax bills for each of the years of Seller's ownership of the Property;

                   12.2.1.16 Tax Reduction Rights. An instrument assigning to Buyer any claims for the reduction of real or personal property taxes assessed against any portion of the Property for the fiscal year in which the Closing takes place; any refund for such year shall be prorated when received;

                   12.2.1.17 Tenant Estoppels. Seller shall obtain and deliver to Buyer, at least five (5) business days prior to Closing, estoppel certificates in substantially the form attached hereto as Exhibit "H" from The Traveler's Bank, KCI Technologies, Inc. and Blaze Systems Corporation (the "Estoppels"). An estoppel certificate which contains material discrepancies, or any statements inconsistent with representations and warranties of Seller contained in this Agreement and for which Seller does not provide Buyer with an explanation in all respects satisfactory to Buyer, shall not be included when determining the sufficiency of the Estoppels to meet the required percentage set forth above.

                   12.2.1.18 Leasing and Management Agreement. A leasing and management agreement prepared by Buyer's counsel in form acceptable to Seller (the "Leasing and Management Agreement") duly executed by Buyer and Commonwealth Management Group, Ltd., pursuant to which Commonwealth Management Group, Ltd. shall lease and manage the Property on the terms and conditions more fully set forth therein.

              12.2.2 Buyer's Documents. Buyer shall deliver or cause to be delivered to Seller:

                   12.2.2.1 The amounts required to be paid to Seller pursuant to this Agreement;

                   12.2.2.2 Confirmation of the existence and subsistence of Buyer, and the authority of those executing for Buyer, including, without limitation, the following documents issued no earlier than thirty (30) days prior to Closing: (a) good standing certificate in State of Maryland, (b) Buyer's Amendment and Restatement of Declaration of Trust filed on August 27, 1996, as amended, (c) a certificate from any officer of Buyer confirming the incumbency of the signatories and the current force and effect of the resolution authorizing their execution of the documents required under this Agreement.

                   12.2.2.3 Leasing and Management Agreement. Buyer shall execute and deliver the Leasing and Management Agreement, as defined above, pursuant to which Commonwealth Management Group, Ltd. shall lease and manage the Property on the terms and conditions more fully set forth therein.

              12.2.3 Title Insurance. As a condition to Buyer's obligations at Closing, Title Company shall furnish Buyer at Closing with the Title Policy, in the form approved by Buyer pursuant to Section 3, in the full amount of the Purchase Price, wherein the Title Company shall insure fee simple title to the Property in Buyer or its designee as of the Closing Date containing no exceptions to title other than those which have been approved by Buyer in writing pursuant to Section 3 hereof and providing the title endorsements specified in Section 12.2.1.10 above.

              12.2.4 Necessary Documents. Buyer and Seller shall execute and deliver such other documents and instruments as may be reasonably necessary to complete the transaction contemplated by this Agreement.

    13.  DEFAULT; REMEDIES

         13.1 In the event that any of Seller's representations or warranties contained in this Agreement are materially or prejudicially untrue or if Seller shall have failed to have performed any of the covenants and/or agreements contained in this Agreement which are to be performed by Seller, on or before the date set forth in this Agreement for the performance thereof, or if any of the conditions precedent to Buyer's obligation to consummate the transaction contemplated by this Agreement shall have failed to occur, Buyer may, at its option, rescind this Agreement by giving written notice of such rescission to Seller and Seller shall immediately thereafter return the Deposit, and thereupon, subject to the provisions of Section 13.3 below, the parties shall have no further liability to each other hereunder. In the alternative, but without limitnig Buyer's right upon any default by Seller hereunder to receive the prompt return of the Deposit, Buyer may seek to enforce specific performance of this Agreement.

         13.2 Buyer recognizes that the Property will be removed by Seller from the market during the existence of this Agreement and that if this purchase and sale is not consummated because of Buyer's default Seller shall be entitled to compensation for such detriment. Seller and Buyer acknowledge that it is extremely difficult and impracticable ascertain the extent of the detriment, and to avoid this problem, Seller and Buyer agree that if the purchase and sale contemplated in this Agreement is not consummated because of Buyer's default under this Agreement, Seller shall be entitled to retain the Deposit as liquidated damages. The parties agree that the sum stated above as liquidated damages shall be in lieu of any other relief to which Seller might otherwise be entitled, Seller hereby specifically waiving any and all rights which it may have to damages or specific performance as a result of Buyer's default under this Agreement.

         13.3   Buyer's Out-of-Pocket Costs.     In the event of Seller's
breach or default hereunder which results in Buyer's termination of this Agreement, or in the event that Seller shall fail to perform any term, covenant or agreement, or satisfy any condition herein stipulated (including, without limitation, a failure of title), then, in any such event, upon termination by Buyer hereunder, in addition to receiving the immediate return of the Deposit, anything in the Agreement contained to the contrary notwithstanding, Buyer shall also receive from Seller, upon demand, Buyer's actual, documented out-of-pocket costs and expenses associated with this Agreement and Buyer's anticipated acquisition of the Property including, without limitation, Buyer's reasonable counsel fees and costs, title expenses, survey costs, and other costs and expenses associated with Buyer's due diligence, including, without limitation, legal, financial and accounting due diligence, Buyer's structural inspection of the Property and Buyer's environmental assessment of the Property (collectively, "Transaction Costs").
 The foregoing list is not intended to be exclusive, but representative of the costs and expenses that the parties anticipate that Buyer will incur in anticipation of this transaction. Seller's maximum reimbursement liability under this Section 13.3 shall not exceed Twenty Five Thousand ($25,000) Dollars.

    14.  CONDITIONS PRECEDENT TO CLOSING.

         The obligations of Buyer hereunder are subject to the fulfillment of the following conditions prior to or on the Closing Date (any one of which may be waived in whole or in part by Buyer at or prior to the Closing) and in the event any of the conditions are not complied with, Buyer may terminate this Agreement by notifying the Seller and Escrow Agent and thereupon shall be returned the Deposit and thereafter this Agreement shall be null and void:

         14.1 Correctness of Warranties and Representations. The warranties and representations made by Seller in this Agreement shall be true and correct on the Closing Date as though such representations and warranties were made on the Closing Date (except for changes in the Leases permitted under the terms of this Agreement).

         14.2 Compliance with Terms and Conditions. Seller shall have performed and complied with all of the terms and conditions required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

         14.3 Buyer's Satisfaction with Inspection. Buyer shall have notified Seller of Buyer's satisfaction with the review and inspection performed under Section 7 of this Agreement, or shall fail to notify Seller on or before the Inspection Period Expiration Date, of Buyer's dissatisfaction with the results of such review and inspection.

         14.4 Trustee Approval. This Agreement and the transactions contemplated hereby shall have received formal approval of Buyer's Board of Trustees at a meeting duly called during the Inspection Period to consider same.

         14.5 Estoppels. Seller shall have delivered to Buyer the required Estoppels.

    15.  PRORATIONS.

         15.1 Operating Expenses. The following items shall be prorated at Closing, as of close of business of the day immediately preceding Closing "Adjustment Date":

              15.1.1 Rents. All rent, additional rent, percentage rent (if any) and all other charges collected under the Leases shall be apportioned on the Closing Date pro rata on a per diem basis, as if all tenants were current in the payment of rent for the month during which the Closing shall occur. If any tenant is in arrears in the payment of rent or additional rent on the Closing Date, rents received from such within tenant ninety (90) days after the Closing Date shall be applied in the following order of priority: (a) to the Buyer, so long as such tenant is in arrears for current or prior rent arising after Closing, then (b) to Seller for all rent in arrears prior to the Closing Date; and then (c) to Buyer with no further claim by Seller thereto. Buyer shall use good faith efforts to collect any rent owed Seller hereunder, but shall not threaten, and shall be under no obligation to institute, litigation to collect the same. Except as herein provided, Buyer shall have no obligation to collect rents in arrears for the benefit of Seller. Any rents which are delinquent or otherwise not paid at the time of Closing, and collected by Buyer within ninety (90) days after Closing shall be apportioned as aforesaid and the portion to which Seller is entitled shall be promptly remitted by Buyer to Seller. Seller shall have no claim to rents collected ninety (90) days after the Closing Date.

              15.1.2 Taxes. Real estate and personal property taxes, if any, on the basis of the fiscal year for which assessed. If the Closing shall occur before the tax rate or assessment is fixed, the apportionment of such real estate and personal property taxes at the Closing shall be upon the basis of the tax rate for the next preceding year applied to the latest assessed valuation. Final adjustment will be made upon the actual tax amount, when determined.

              15.1.3 Deposits. Tax and utility company deposits, if any, shall be assigned to Buyer.

              15.1.4 Water and Sewer Charges. Water and sewer charges and fire protection and inspection services based upon meter readings to be obtained by Seller effective as of the Adjustment Date, or if not so obtainable, a date not more than ten (10) days prior to the Adjustment Date, and the unfixed meter charges based thereon for the intervening period shall be apportioned on the basis of such last reading. Upon the taking of a subsequent actual reading, such apportionment shall be readjusted and Seller or Buyer, as the case may be, will promptly deliver to the other the amount determined to be so due upon such readjustment. If Seller is unable to furnish such prior reading, any reading subsequent to the Closing will be apportioned on a per diem basis from the date of such reading immediately prior thereto and Seller shall pay the proportionate charges due up to the date of Closing.

              15.1.5 Assigned Contracts. Amounts paid or payable in respect of any service and maintenance contracts assigned to Buyer in accordance herewith.

              15.1.6 Electricity, gas, steam and fuel. Electricity, gas and steam and fuel oil, if any, based on meter readings or a fuel company letter showing measurement on the day immediately preceding Closing, and valued at current prices.

              15.1.7 Security Deposits. Buyer shall receive a check from Seller for the full amount of any security deposits, with accrued interest, or a credit against the Purchase Price in said amount.

         15.2 Custom and Practice. Except as set forth in this Agreement, the customs of the State and County in which the Premises are located shall govern prorations.

         15.3 Future Installments of Taxes. If at Closing, the Property or any part thereof shall be or shall have been affected by an assessment or assessments which are or may become payable in installments, then for purposes of this Agreement, all unpaid installments of any such assessment, including those which are to become due and payable and to be liens upon the Property shall be paid and discharged by Seller at Closing.

         15.4 Application of Prorations. If such prorations result in a payment due Buyer, the cash payable at Closing shall be reduced by such sum. If such prorations result in a payment due Seller, the same shall be paid by uncertified check at Closing.

         15.5 Schedule of Prorations. The parties shall endeavor to jointly prepare a schedule of prorations for the Property no less than five (5) days prior to Closing.

         15.6 Escalations.   At least five (5) days prior to Closing, Seller
shall deliver to Buyer a reasonably detailed statement setting forth, as of the date of Closing (a) the sums collected from tenants under Leases on account of or in reimbursement of landlord's operating expenses and/or any other payments made by tenants to landlord on account of sums which are attributable to expenses paid or incurred by the landlord ("escalation payments") for the current fiscal year under each such Lease (whether a lease year or calendar or other year); and (b) the amounts paid or incurred by Seller during the appropriate fiscal year as aforesaid which Seller expects will be paid or reimbursed by escalation payments made by tenants.

         If Seller shall have collected escalation payments for periods prior to Closing, whether pursuant to estimates which were in excess of the amounts actually required to be paid, or otherwise, there shall be an adjustment and credit to Buyer at Closing for such excess. If the charges were not billed or have not been collected as of the date of Closing, then, when the amount of such escalation payments is determined and collected by Buyer from tenants, Buyer will, upon collection, remit to Seller the portion thereof to which Seller is entitled to the date of Closing. Buyer shall have the right, in good faith, to settle or adjust any amount of such escalation payments due from any tenant without Seller's prior consent, provided that such settlement or adjustment applies ratably to all amounts of escalation payments due from such tenant.

         15.7 Readjustments. The parties shall correct any errors in prorations as soon after the Closing as amounts are finally determined.

         15.8 Indemnification for Seller's Tax Obligations. Seller shall indemnify, defend and save and hold harmless Buyer from any loss, cost, liability or expense (including, without limitation, reasonable counsel fees and court costs) incurred, paid or suffered by Buyer arising out of or by reason of any claim made by any state taxing or employment authorities asserting or indicating any claims or possible claims for unpaid taxes, penalties, interest or court costs related thereto of Seller or any related party, due the State of Delaware or its political subdivisions. The provisions of this Section 15.8 shall specifically survive Closing hereunder.

         15.9 Survival. The provisions of this Section 15 shall expressly survive Closing hereunder.

    16. BROKERS. Each party hereby represents and warrants to the other that it has not employed or retained any broker or finder in connection with the transactions contemplated by this Agreement other than CB Commercial, and that other than CB Commercial, neither has had any dealings with any other person or party which may entitle that person or party to a fee or commission. Each party shall indemnify the other of and from any claims for commissions by any person or party claiming such commission by or through the indemnifying party.

    17. ESCROW AGENT. The parties hereto have requested that the Deposit be held in escrow by the Escrow Agent to be applied at the Closing or prior thereto in accordance with this Agreement. The Escrow Agent will deliver the Deposit to Seller or to Buyer, as the case may be under the following conditions:

         17.1 Payment to Seller. To Seller on the Closing Date upon the consummation of Closing;

         17.2 Notice of Dispute. If either Seller or Buyer believes that it is entitled to the Deposit or any part thereof, it shall make written demand therefor upon the Escrow Agent. The Escrow Agent shall promptly mail a copy thereof to the other party in the manner specified in Section 18.1 below. The other party shall have the right to object to the delivery of the Deposit, by filing written notice of such objections with the Escrow Agent at any time within ten (10) days after the mailing of such copy to it in the manner specified in Section 18.1 below, but not thereafter. Such notice shall set forth the basis for objection to the delivery of the Deposit. Upon receipt of such notice, the Escrow Agent shall promptly deliver a copy thereof to the party who filed the written demand.

         17.3 Escrow Subject to Dispute. In the event the Escrow Agent shall have received the notice of objection provided for in 17.2 above of this Section, in the manner and within the time therein prescribed, the Escrow Agent shall continue to hold the Deposit until (i) the Escrow Agent receives written notice from both Seller and Buyer directing the disbursement of the Deposit in which case the Escrow Agent shall then disburse said Deposit in accordance with said direction, or (ii) litigation arises between Seller and Buyer, in which event the Escrow Agent shall deposit the Deposit with the Clerk of the Court in which said litigation is pending, or (iii) the Escrow Agent takes such affirmative steps as the Escrow Agent may, at the Escrow Agent's option elect in order to terminate the Escrow Agent's duties including, but not limited to, deposit in Court and an action for interpleader.

         17.4 Escrow Agent's Rights and Liabilities. Escrow Agent shall not be required to determine questions of fact or law, and may act upon any instrument or other writing believed by it in good faith to be genuine and to be signed and presented by the proper person, and shall not be liable in connection with the performance of any duties imposed upon Escrow Agent by the provisions of this Agreement, except for Escrow Agent's own willful default or gross negligence. Escrow Agent shall have no duties or responsibilities except those set forth herein. Escrow Agent shall not be bound by any modification of this Agreement, unless the same is in writing and signed by Buyer and Seller, and, if Escrow Agent's duties hereunder are affected, unless Escrow Agent shall have given prior written consent thereto. In the event that Escrow Agent shall be uncertain as to Escrow Agent's duties or rights hereunder, or shall receive instructions from Buyer or Seller which, in Escrow Agent's opinion, are in conflict with any of the provisions hereof, Escrow Agent shall be entitled to hold and apply the Deposit, pursuant to Section 17.3, and may decline to take any other action.

    18.  GENERAL PROVISIONS.

         18.1 Notices. All notices or other communications required or permitted to be given under the terms of this Agreement shall be in writing, and shall be deemed effective when (i) sent by nationally-recognized overnight courier, (ii) facsimile with original following by regular mail, or
(iii) deposited in the United States mail and sent by certified mail, postage prepaid, addressed as follows:

              18.1.1    If to Buyer, addressed to:

                        BRANDYWINE Realty Trust
                        Newtown Square Corporate Campus
                        16 Campus Boulevard
                        Suite 150
                        Newtown Square, PA  19073
                        Attn.: Gerard H. Sweeney,
                             President and Chief Executive Officer
                        with a copy in each instance to:

                        Eric L. Stern, Esquire
                        Pepper, Hamilton & Scheetz LLP
                        3000 Two Logan Square
                        Eighteenth & Arch Streets
                        Philadelphia, PA  19103

              18.1.2    If to Seller, addressed to:

                        Gender Road Joint Venture
                        c/o The Commonwealth Group
                        62 Read's Way
                        New Castle, Delaware  19720
                        Attn.:  Brock J. Vinton, President

                        with a copy in each instance to:

                        William S. Gee, Esquire
                        Saul, Ewing, Remick & Saul
                        222 Delaware Avenue
                        Suite 1200
                        Wilmington, DE  19899

              18.1.3    If to Escrow Agent, addressed to:

                        Commonwealth Land Title Insurance Company
                        National Title Service
                        1700 Market Street
                        Philadelphia, PA   19103
                        Attn.:  M. Gordon Daniels

or to such-other address or addresses and to the attention of such other person or persons as any of the parties may notify the other in accordance with the provisions of this Agreement.

         18.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

         18.3 Entire Agreement. All Exhibits attached to this Agreement are incorporated herein and made a part hereof. [The parties covenant and agree to use their best efforts to develop within five (5) business days of the date hereof, and attach to this Agreement, the exhibits required hereunder. If such exhibits are not agreed upon within ten (10) business days of the date hereof, Buyer may terminate this Agreement and receive back the Deposit.] This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior negotiations, understandings and agreements of any nature whatsoever with respect to the subject matter hereof. This Agreement may not be modified or amended other than by an agreement in writing. The captions included in this Agreement are for convenience only and in no way define, describe or limit the scope or intent of the terms of this Agreement.

         18.4 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.

         18.5 No Recording. This Agreement shall not be recorded in the Office for the Recording of Deeds or in any other office or place of public record.

         18.6 Tender. Tender of Deed by Seller and of the Purchase Price by Buyer, are hereby mutually waived.

         18.7 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

         18.8 Further Instruments. Seller will, whenever and as often as it shall be reasonably requested so to do by Buyer, and Buyer will, whenever and as often as it shall be reasonably requested so to do by Seller, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyances, assignments, correction instruments and all other instruments and documents as may be reasonably necessary in order to complete the transaction provided for in this Agreement and to carry out the intent and purposes of this Agreement. All such instruments and documents shall be satisfactory to the respective attorneys for Buyer and Seller. The provisions of this Article shall survive the Closing.

         18.9 Time. Time is of the essence. In the event the last day permitted for the performance of any act required or permitted under this Agreement falls on a Saturday, Sunday, or legal holiday of the United States or the Commonwealth of Pennsylvania, the time for such performance will be extended to the next succeeding business day. Time periods under this Agreement will exclude the first day and include the last day of such time period.

         18.10 Designation of Nominee; Assignment of Agreement. Buyer shall have the right to designate one or more of its subsidiaries or affiliate entities to acquire title to the Premises hereunder. Except for the foregoing, Buyer may not assign this Agreement.

         18.11 Effective Date. Whenever the term or phrase "effective date hereof" or "date hereof" or other similar phrases describing the date this Agreement becomes binding on Seller and Buyer are used in this Agreement, such terms or phrases shall mean and refer to the date on which a counterpart or counterparts of this Agreement executed by Seller and Buyer are deposited with the Escrow Agent.

         18.12 Time for Acceptance. This Agreement shall constitute an offer to buy or sell the Property, as case may be, on the terms herein set forth only when executed by the Seller or Buyer. This Agreement may be accepted by the party receiving such executed Agreement only by executing this Agreement and delivering an original signed copy hereof to the Escrow Agent and an originally signed copy hereof to the other party hereto within five (5) business days after such receipt. Failure to accept in the manner and within the time specified shall constitute a rejection and termination of such officer.

         18.13 Confidentiality. Each of the parties hereto covenants and agrees to hold the nature and content of this Agreement, including without limitation, the Purchase Price contained herein, in strict confidence prior to Closing, and other than disclosure required by the SEC and except as may be necessary to comply with this Agreement, neither party shall disclose prior to Closing, the nature, content or the Purchase Price of this Agreement without the express written consent of the other party.

         18.14 Delivery of Documents. If this Agreement (or any of the Exhibits or Schedules hereto) shall have been prepared by Seller or by its counsel, then promptly upon execution hereof by the parties hereto, Seller shall deliver to Buyer one (1) "clean" copy of this Agreement, complete with all Exhibits and Schedules prepared (or obtained) by Seller or its counsel, and a copy of this Agreement (and said Exhibits and Schedules, if available) on disk, compatible with WordPerfect 5.1.

    19.    SEC REPORTING (8-K) REQUIREMENTS.

         For the period of time commencing on the date hereof and continuing through the first anniversary of the Closing Date, and without limitation of other document production otherwise required of Seller hereunder, Seller shall, from time to time, upon reasonable advance written notice from Buyer, provide Buyer and its representatives, with (I) access to all financial and other information pertaining to the period of Seller's ownership and operation of the Property, which information is relevant and reasonably necessary, in the opinion of Buyer's outside, third party accountants (the "Accountants"), to enable Buyer and its Accountants to prepare financial statements in compliance with any or all of (a) Rule 3-05 or 3-14 of Regulation S-X of the Securities and Exchange Commission (the "Commission"), as applicable; (b) any other rule issued by the Commission and applicable to Buyer; and (c) any registration statement, report or disclosure statement filed with the Commission by, or on behalf of Buyer;
and (II) a representation letter, signed by the individual(s) responsible for Seller's financial reporting, as prescribed by generally accepted auditing standards promulgated by the Auditing Standards Division of the American Institute of Certified Public Accountants, which representation letter may be required by the Accountants in order to render an opinion concerning Seller's financial statements.

    20.    INDEMNIFICATION.

         Without limitation of any other Seller indemnity obligations set forth herein, from and after the Closing Date, Seller shall indemnify, defend and save and hold harmless Buyer, and its respective trustees, directors, officers and employees, of, from and against any and all loss, cost, expense, damage, claim, and liability, including reasonable attorney's fees and court costs, including, without limitation, attorney's fees and costs associated with the enforcement of Seller's indemnification obligations hereunder (hereinafter collectively, "Losses") which Buyer may suffer or incur, resulting from, relating to, or arising in whole or in part, from or out of (i) any misrepresentation or breach of a representation or warranty by Seller contained in this Agreement; (ii) any failure to fulfill any covenant or agreement of Seller contained in this Agreement; (iii) all litigation set forth in this Agreement and on Exhibit "D"; hereto; and (iv) any and all actions, suits, investigations, proceedings, demands, assessments, audits, judgments, and/or claims arising out of or relating to any of the foregoing.

         Promptly after receipt by Buyer of written notice of the commencement of any suit, audit, demand, judgment, action, investigation or proceeding (a "Third Party Action") or promptly after Buyer incurs a Loss or has knowledge of the existence of a Loss, Buyer will, if a claim with respect thereto is to be made against Seller due to Seller's obligation to provide indemnification hereunder, give Seller written notice of such Loss or the commencement of any Third Party Action; provided, however, that the failure to provide such notice within a reasonable period of time shall not relieve Seller of any of its obligations hereunder, unless Seller is materially prejudiced by such delay. Promptly after receiving such notice, Seller will, upon notice to Buyer, have the right to assume and control the defense and settlement of any such Third Party Action at its own cost and expense; provided, however, that it shall be a condition precedent to the exercise of such right by Seller that Seller shall agree in writing that the Loss, or Third Party Action, as the case may be, is properly within the scope of the indemnification obligation and that as between the parties, Seller shall be responsible to satisfy and discharge such Third Party Action. Seller shall not enter into any resolution or other compromise of a Third Party Action without obtaining the complete release of Buyer for any liability to all claimants under or pursuant to such Third Party Action.
Buyer shall have the right to participate in any such defense, contest or other protective action at its own cost and expense.

         Notwithstanding the foregoing, Buyer shall have the right to assume and control the defense and settlement of a Third Party Action (a) if such action includes claims for equitable relief which, if determined adversely to Buyer, could reasonably be expected to interfere with its intended business operations or damage its business reputation or (b) if Seller fails to do so in a timely manner. In any circumstances in which Buyer undertakes to control the Third Party Action as provided in this paragraph, it shall (i) not enter into any resolution or other compromise involving monetary damages without obtaining the prior written consent of Seller provided that such written consent may not be withheld if it would interfere with Buyer's business operation and (ii) keep Seller informed on an ongoing basis of the status of such Third Party Action and shall deliver to Seller, copies of all documents related to the Third Party Action reasonably requested by Seller. Buyer shall act to assure that all attorneys' fees and expenses incurred in connection therewith are reasonable.

    21.  EXCULPATION.

         No recourse shall be had for any obligation of BRANDYWINE Realty Trust under this Agreement or under any document executed in connection herewith or pursuant hereto, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, shareholder, officer or employee of BRANDYWINE Realty Trust, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released by the Seller and all parties claiming by, through or under Seller.

    22.  AS-IS.

         Buyer acknowledges and agrees that except as herein elsewhere specifically provided, Seller has not made, does not make and specifically negates and disclaims any representations, warranties (other than the special warranty of title as set out in the deed), promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, statutory, oral or written, past, present or future, of, as to, concerning or with respect to (A) the value, nature, quality or condition of the Property, including, without limitation, the water, soil, and geology, (B) the suitability of the Property for any and all activities and uses which Buyer or any tenant may conduct thereon, (C) the compliance of or by the Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body, (D) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property, (E) the manner or quality of the construction or materials, if any, incorporated into the Property, (F) the manner, quality, state of repair or lack of repair of the Property, (G) compliance with any environmental requirements, including the existence in or on the Property of hazardous materials or (H) any other matter with respect to the Property. Additionally, no person acting on behalf of Seller is authorized to make, and by execution hereof, Buyer acknowledges that, except as herein elsewhere specifically provided, no person has made any representation, agreement, statement, warranty, guaranty or promise regarding the Property or the transaction contemplated herein; and no such representation, warranty, agreement, guaranty, statement or promise, if any, made by any person acting on behalf of Seller shall be valid or binding upon Seller unless expressly set forth herein. Buyer further acknowledges and agrees that, except with respect to information developed by Seller, its principals or affiliates, any information provided or to be provided with respect to the Property was obtained from a variety of sources, that Seller has not made any independent investigation or verification of such information and makes no representations as to the accuracy, truthfulness or completeness of such information, and the Buyer may not be entitled to rely on any such information. The foregoing notwithstanding, Seller has no knowledge that any such information is inaccurate or misleading. Buyer further acknowledges and agrees that to the maximum extent permitted by law, and except as herein elsewhere specifically provided, the sale of the Property as provided for herein is made on an "as is" condition and basis with all faults. It is understood and agreed that the purchase price has been adjusted by prior negotiation to reflect that the Property is sold by Seller and purchased by Buyer subject to the foregoing.

    23. Other Transactions. The obligations of the parties to consummate Closing hereunder shall be expressly conditioned upon (i) Seller and Brandywine Operating Partnership, L.P., a Delaware limited partnership ("BOP") executing and delivering a mutually satisfactory operating agreement regarding the governance of Christiana Center Operating Company II LLC, (ii) the execution and delivery by Seller, as seller, and the said Christiana Center Operating Company II LLC, as buyer, of a mutually satisfactory Agreement of Sale regarding the purchase and sale of those certain properties known by the parties as 200 and 300 Commerce Drive,

Newark, New Castle County, Delaware, and completion of closing thereunder,
(iii) Seller and BOP executing and delivering a mutually satisfactory operating agreement regarding the governance of Christiana Center Operating Company I LLC and (iv) the execution and delivery by Seller, as seller, and the said Christiana Center Operating Company I LLC, as buyer, of a mutually satisfactory Agreement of Sale regarding the purchase and sale of that certain property known as and numbered 400 Commerce Drive, Newark, New Castle County, Delaware, each and all upon terms and conditions acceptable to the parties, failing which neither party hereto shall have any obligation to consummate Closing hereunder. If either party shall elect to terminate this Agreement in such instance, then in that event, the Deposit shall be promptly refunded to the Buyer and thereupon neither party shall have any further obligation to the other hereunder.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.


GENDER ROAD JOINT VENTURE,        BRANDYWINE REALTY TRUST,
a Delaware partnership            a Maryland Real Estate Investment Trust



By:                     (SEAL)   By: /S/ Gerard H. Sweeney, Presient & CEO(SEAL)
     Brock J. Vinton, Managing            Gerard H. Sweeney,
     Venturer, Hereunto Duly              President and Chief Executive
     Authorized

                                     EXHIBIT "H"


                             TENANT ESTOPPEL CERTIFICATE
                                (__________ Portfolio)
                                  100 Commerce Drive
                                      Newark, DE

                                                             __________ __, 1997

Brandywine Realty Trust
Newtown Square Corporate Campus
16 Campus Boulevard
Newtown Square, PA  19073

Attention:   Gerard H. Sweeney,
          President and Chief Executive Officer

NationsBank, N.A.,
 as Agent for the parties listed on
 Schedule 1 attached hereto
Real Estate Banking
8300 Greensboro Drive, Suite 300
McLean, VA 22102

Attention:  Cheryl D. Fitzgerald, Vice President

              Re:  Name of Tenant:  ___________________
                   Lease located at Suite _____, ___________ Premises _____________ Municipality, ___ State (the "Property")

To Whom it May Concern:

    The undersigned is the holder of the tenant's interest under the lease described on Exhibit A attached hereto (the "Lease") demising a portion of the Property known as Suite _____ (the "Leased Premises"). We understand that Brandywine Realty Trust, its assignee or nominee ("Brandywine") intends to acquire the Property, and that NationsBank, N.A., as Agent for the parties listed on Schedule 1 attached hereto ("Lender") intends to be the holder of a first mortgage on the Property, and that Brandywine and Lender require this certification from us.

    Accordingly, we hereby certify to Brandywine and Lender as follows:

    1. The Lease is in full force and effect and has not been modified, amended or supplemented in any way, except as follows: None (If appropriate response is other than "None," insert dates of all modifications, amendments
or supplements):                                  .

    2. There are no other representations, warranties, agreements, concessions, commitments, or other understandings between the undersigned and the Landlord regarding the Property other than as set forth in the Lease or paragraph 1 above.

    3. The landlord under the Lease has completed and delivered, and the undersigned has accepted, the Leased Premises in the condition required by the Lease and the term of the Lease commenced on __________. The Leased Premises consists of approximately _________ square feet. The undersigned has taken possession of and is occupying the Leased Premises on a rent-paying basis and the monthly base rent payable thereunder is __________, payable in advance. All improvements and work required under the Lease to be made by the landlord thereunder and all facilities required under the Lease to be furnished to the Leased Premises have been completed to the satisfaction of the undersigned,
except as follows:  None.   (If appropriate response is other than "None,"
insert description of any improvements and work to be completed by the
landlord under the Lease):                                    .

    4. The fixed expiration date set forth in the Lease, excluding renewals and extensions, is _________. The undersigned neither has any option or right to purchase the Property or any portion thereof nor does the undersigned have any right or option to terminate the Lease or any of its obligations thereunder in advance of the scheduled termination date of the Lease as noted above, except as follows: None. (If appropriate response is other than "None," insert description of any purchase rights or options, and/or any early termination rights, together with reference to document (and section or paragraph) where
found):                              .

    5. All rents, additional rents and other sums due and payable under the Lease have been paid in full and no rents, additional rents or other sums payable under the Lease have been paid for more than one (1) month in advance of the due dates thereof.

    6. The landlord under the Lease is not in default under any of the requirements, provisions, terms, conditions or covenants of the Lease to be performed or complied with by the landlord under the Lease, and no event has occurred or situation exists which would, with the passage of time and/or the giving of notice, constitute a default or an event of default by the landlord under the Lease.

    7. The undersigned is not in default under any of the requirements, provisions, terms, conditions, or covenants of the Lease to be performed or complied with by the undersigned, and no event has occurred or situation exists which would, with the passage of time and/or the giving of notice, constitute a default or an event of default by the undersigned under the Lease.

    8. The undersigned has received no notice from any governmental authority or other person or party claiming a violation of, or requiring compliance with, any Federal, State or local statute, ordinance, rule, regulation or other requirement of law, for environmental contamination at the Leased Premises, to the best knowledge of the undersigned, [NJ only: the undersigned is in compliance with all applicable provisions of the Industrial Site Recovery Act], and no hazardous, toxic or polluting substances or wastes have been generated, treated, manufactured, stored, refined, used, handled, transported, released, spilled, disposed of or deposited by Tenant on, in or under the Leased Premises.

    9. Neither the undersigned nor the landlord under the Lease has commenced any action or given or received any notice for the purpose of terminating the Lease.

    10. There are no existing defenses, offsets, claims, or credits against the payment of rent or the performance of the undersigned's obligations under the Lease.

    11. The undersigned has paid to the landlord under the Lease a security deposit of _________.




                             By: ______________________
                                  Name:
                                  Title:

                                      Exhibit A
                                (Description of Lease)


Lease dated __________ with ________________, Tenant, for Suite _____,
_____________ Premises, __________________Municipality, _______State.

                            ______________________________


                                      Exhibit A

                                   - (Alternate) -


         The undersigned hereby certifies to Brandywine Realty Trust, NationsBank, N.A., Administrative Agent, Seller with respect to its tenancy at Suite _____, _______ Premises, ____________ Municipality, ____ State that attached hereto is a true, correct and complete copy of its lease and all amendments thereto ("Lease"). It is intended by the undersigned that this Certificate and the attached documents shall be appended to the within Tenant Estoppel Certificate delivered by the undersigned Tenant to the above-mentioned parties.




                             By: ___________________________
                                  Name:
                                  Title:

                                      Schedule 1


         NationsBank, N.A., Smith Barney Mortgage Capital Group, Inc. and all other parties to whom a direct participation interest in a certain Credit Facility are sold, transferred and assigned pursuant to the provisions of a certain Revolving Credit Agreement and a certain Co-Lender and Servicing Agreement, each dated as of November 25, 1996.